UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2006

Gateway, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14500	42-1249184
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7565 Irvine Center Drive, Irvine, CA 92618

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: 949-471-7000

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry Into a Material Definitive Agreement

The Compensation Committee (the “Committee”) of the Board of Directors of Gateway, Inc. (“Gateway”) has been engaged in a comprehensive review of Gateway’s compensation strategy and policies. In connection with that review, on September 29, 2006, the Committee approved the 2006 Change in Control Compensation Plan (the “2006 Plan”) to aide in the retention of select employees.

The 2006 Plan supplements Gateway’s existing Change in Control Compensation Plan, effective January 19, 2000 (the “Existing Plan”), by providing a minimum level of severance benefits to certain employees if the Existing Plan is terminated by the Board and other termination benefits are not available to a covered employee. Under the Existing Plan, all employees above a certain level, other than the CEO, are entitled to receive severance benefits ranging from 1 to 2 times the sum of their base salary plus target bonus if they are terminated without cause within 3 years of a change in control, unless the Board terminates the Existing Plan prior to the change in control. The 2006 Plan only applies to Senior Vice Presidents and Vice Presidents and provides for severance benefits up to 2.5 times only base salary, plus an amount equal to 18 months’ COBRA cost for health and medical benefits. These supplemental benefits are only payable if a covered employee is terminated without cause within 18 months after a change in control and severance benefits or other termination benefits are not payable under the Existing Plan or under any other agreement, plan or arrangement.

The foregoing description of the 2006 Plan is qualified in its entirety by the 2006 Plan and the form of Individual Change in Control Agreement to be entered into by each covered employee under the 2006 Plan, copies of which are attached hereto as exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Gateway, Inc. 2006 Change in Control Compensation Plan, effective September 29, 2006

10.2	Form of Individual Change in Control Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 4, 2006

GATEWAY, INC.

By:	/s/ MICHAEL R. TYLER
	Name:	Michael R. Tyler
	Title:	Senior Vice President, Chief Legal and Administrative Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Gateway, Inc. 2006 Change in Control Compensation Plan, effective September 29, 2006

10.2	Form of Individual Change in Control Agreement